EXHIBIT 5.1
August 24, 2005
Board of Directors
Interchange Financial Services Corporation
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

Re:	Interchange Financial Services Corporation — Registration Statement on Form S-4
(Registration No. 333-127641)
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,323,575 shares (the “Shares”) of common stock, no par value per share, of Interchange Financial Services Corporation, a New Jersey corporation (the “Company”), this firm has examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, this firm advises you that, in its opinion, when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey, and this firm expresses no opinion as to the effect of the laws of any other jurisdiction.
     Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by this firm to be responsible.
     This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and the reference of our name in the Registration Statement under “Legal Matters”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, Andora & Romano, LLC

ANTHONY D. ANDORA